EXHIBIT 11


                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

             For the Nine Month Period Ended September 30,
                            2001  and  2000


(Dollars in Thousands)
                                                   2001            2000
Primary
  Net Income                                $   3,854        $   3,844
    Shares
     Weighted average number of
     common shares outstanding              2,833,727        2,833,727
     Adjustments - increases or
     decreases                              None             None
     Weighted average number of
     common shares outstanding
     as adjusted                            2,833,727        2,833,727

     Primary earnings per common
      share                                 $    1.36        $    1.36


  Assuming full dilution
   Net Income                               $   3,854        $   3,844
    Shares
    Weighted average number of
    common shares outstanding               2,833,727        2,833,727
    Adjustments - increases or
    decreases                               None             None
    Weighted average number of
    common shares outstanding
    as adjusted                             2,833,727        2,833,727

    Earnings per common share
     assuming full dilution                 $    1.36        $    1.36


